Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-17331 and No. 333-102138) on Form S-8 of Broadway Financial Corporation of our report dated March 17, 2006, with respect to the consolidated balance sheet of Broadway Financial Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations and comprehensive earnings, changes in stockholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2005 annual report on Form 10-KSB of Broadway Financial Corporation.

/s/ Crowe Chizek and Company LLP

South Bend, Indiana

March 28, 2006